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                     July 16, 2021

       Martin D. McNulty, Jr.
       Chief Executive Officer
       Starboard Value Acquisition Corp.
       777 Third Avenue, 18th Floor
       New York, New York 10017

                                                        Re: Starboard Value
Acquisition Corp.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed July 15, 2021
                                                            File No. 001-39496

       Dear Mr. McNulty:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Alice Hsu